UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

SIGNATURE GROUP HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	95-2815260
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

15303 Ventura Blvd, Suite 1600 Sherman Oaks, CA	91403
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:  None

Title of each class to be so registered:	Name of each exchange on which each class is to be registered:

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box	☑	If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box	☐

Securities Act registration statement file number to which this form relates: 001-08007

Securities to be registered pursuant to Section 12(g) of the Act:

Rights to Purchase Series A Junior Participating Preferred Stock
(pursuant to Rights Agreement, dated as of October 23, 2007)
Title of Class

Signature Group Holdings, Inc. (the "Company") hereby amends the following items, exhibits or other portions of its Form 8-A filed with the Securities and Exchange Commission on October 24, 2007, as set forth below.1  The Company and Mellon Investor Services LLC, as rights agent (the "Rights Agent"), have entered into the First Amendment, dated as of July 28, 2011, to the Rights Agreement (the "Agreement") between the Company (which was then known as Fremont General Corporation) and the Rights Agent, dated as of October 23, 2007.

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

Item 1 of the Form 8-A filed by the Company on October 24, 2007 is hereby amended and supplemented by adding the following:

As a result of the formation of a "group" (as defined by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) by James McIntyre, Kingstown Partners Master Ltd. and other affiliated entities, Michael Blitzer, J. Hunter Brown, Robert A. Peiser, Laurie M. Shahon, Joyce White, Robert Willens and Guy Shanon (collectively, the "Shareholder Group") on July 15, 2011, the Shareholder Group may have become an Acquiring Person (as defined in the Agreement).

On July 28, 2011, the Company and the Rights Agent entered into an amendment to the Agreement (the "Amendment") to amend the definition of (i) "Acquiring Person" to provide that the Board, if it so determines, may determine that a person is an Acquiring Person more than ten (10) business days following the date on which such person otherwise meets the requirements of the definition of Acquiring Person and (ii) "Distribution Date" to provide that the Board, if it so determines, can extend the period following a Stock Acquisition Date during which it can declare that a Distribution Date will occur.

Pursuant to the terms of the Amendment, on July 28, 2011, the Board determined to extend, until September 30, 2011, the period during which it can declare (ii) that the Shareholder Group has become an Acquiring Person and (ii) that a Distribution Date following the Stock Acquisition Date related to the formation of the Shareholder Group (which date is subject to further extension by the Board).

The Amendment, which is filed as an exhibit hereto, is incorporated herein by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to such exhibit.

______________________

1
The Company’s initial Form 8-A was filed as a Form 8-A12B since the Company’s common stock was registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Company’s common stock was listed on a national securities exchange. However, at this time, the Company’s common stock is registered pursuant to Section 12(g) of the Exchange Act as it is not listed on a national securities exchange.

ITEM 2. EXHIBITS

Exhibit No.	Description

1.
Rights Agreement, dated as of October 23, 2007, by and between the registrant and Mellon Investor Services LLC, including the Form of Certificate of Designation attached as Exhibit A thereto, the Form of Rights Certificate attached as Exhibit B thereto and the Summary of Rights to Purchase Preferred Stock attached as Exhibit C thereto (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the registrant with the Securities and Exchange Commission on October 24, 2007).

2.
First Amendment to the Rights Agreement, dated as of July 28, 2011 between Signature Group Holdings, Inc. and Mellon Investor Services LLC as rights agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the registrant with the Securities and Exchange Commission on August 3, 2011).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

August 3, 2011

SIGNATURE GROUP HOLDINGS, INC.

By:	/s/ David Brody
	Name:	David Brody
	Title:	Senior Vice President, Counsel and Corporate Secretary

[Signature Page to Form 8-A/A]

EXHIBIT INDEX

Exhibit No.	Description

1.
Rights Agreement, dated as of October 23, 2007, by and between the registrant and Mellon Investor Services LLC, including the Form of Certificate of Designation attached as Exhibit A thereto, the Form of Rights Certificate attached as Exhibit B thereto and the Summary of Rights to Purchase Preferred Stock attached as Exhibit C thereto (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the registrant with the Securities and Exchange Commission on October 24, 2007).

2.
First Amendment to the Rights Agreement, dated as of July 28, 2011 between Signature Group Holdings, Inc. and Mellon Investor Services LLC as rights agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the registrant with the Securities and Exchange Commission on August 3, 2011).